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                                                                  EXHIBIT (h)(8)

                        ADDENDUM TO EXPENSE CAP AGREEMENT


THIS ADDENDUM TO EXPENSE CAP AGREEMENT ("Addendum"), effective as of December 31, 2002, is entered into between Hotchkis and Wiley Capital Management, LLC, as investment advisor ("Advisor"), and the Hotchkis and Wiley Funds (the "Funds") on behalf of the Hotchkis and Wiley All Cap Value Fund (the "All Cap Value Fund").

     WHEREAS, pursuant to an Expense Cap Agreement dated October 17, 2001 and amended on July 1, 2002 (the "Agreement"), the Advisor has agreed with the Funds to limit the annual operating expenses of the Hotchkis and Wiley Large Cap Value, Hotchkis and Wiley Mid-Cap Value and Hotchkis and Wiley Small Cap Value Funds through June 30, 2003; and

     WHEREAS, the Advisor and the Funds desire to add the All Cap Value Fund to the Agreement; and

     WHEREAS, shareholders of the All Cap Value Fund will benefit from any expense limits agreed to by the Advisor;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements in this Addendum, the parties, intending to be legally bound, hereby agree as follows:

A. ADDITION OF THE ALL CAP VALUE FUND. The Advisor agrees to limit the annual operating expenses of the All Cap Value Fund as set forth below through December 31, 2003 and thereafter may change any of them only upon 30 days' prior notice to the Fund's shareholders.

                                  Expense Limit
                               (as a percentage of
                               average net assets)
                               -------------------

               CLASS I        CLASS A       CLASS B       CLASS C
               -------        -------       -------       -------
                1.25%          1.50%         2.25%         2.25%

B. CONFIRMATION OF AGREEMENT. Except as expressly provided in this Addendum, the Agreement shall remain in full force and effect and is hereby ratified and confirmed.

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IN WITNESS WHEREOF, the parties have executed this Addendum effective as of the date first above written.

Hotchkis and Wiley Capital Management, LLC        Hotchkis and Wiley Funds



-----------------------                           -----------------------
Nancy D. Celick                                   Nancy D. Celick
Chief Operating Officer                           President